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                                                                     EXHIBIT 8.2

                           [Letterhead of Alcan Inc.]

                                                                 October 2, 2003

Alcan Inc.,
1188 Sherbrooke Street West,
Montreal, Quebec, Canada H3A 3G2.

Ladies and Gentlemen:

            I have acted as counsel for Alcan Inc., a Canadian corporation (the "Company"), in connection with the certain tax matters discussed in the Company's Registration Statement on Form S-4 being filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Act (the "Registration Statement") for the purpose of exchanging Pechiney Common Shares, Pechiney Bonus Allocation Rights, Pechiney OCEANEs and Pechiney ADSs for Alcan Common Shares and/or cash. I hereby consent to the use of this opinion in the Registration Statement and to the references in the prospectus forming a part of the Registration Statement under the heading "Taxation." In giving such consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

            I hereby confirm that the discussion set forth in the prospectus constituting part of the Registration Statement under the heading "Taxation" as it relates to Canadian taxation is my opinion.

            The foregoing opinion is limited to matters involving the laws of Canada and the Province of Quebec.

                                    Very truly yours,

                                    /s/ Hugh Berwick